Exhibit 99.2

ChannelAdvisor Names David Spitz Chief Executive Officer and Scot Wingo Executive Chairman

Research Triangle Park, NC - May 4, 2015 - ChannelAdvisor Corporation (NYSE: ECOM), a leading provider of cloud-based e-commerce solutions that enable retailers and manufacturers to increase global sales, today announced that its Board of Directors has appointed David Spitz as Chief Executive Officer (CEO) and a Director, effective today. Spitz, who currently serves as President and Chief Operating Officer, succeeds Scot Wingo, who has been appointed Executive Chairman.
Commenting on his appointment, Spitz said, “I’m honored to have been appointed to serve as the Chief Executive Officer of ChannelAdvisor. I strongly believe in the solid fundamentals driving opportunities for the company. I am committed to the long-term success of ChannelAdvisor and look forward to expanding on the leadership position we have established in the marketplace.”
Wingo stated, “I look forward to remaining closely involved in driving ChannelAdvisor’s role in the complex e-commerce industry both internally and externally, and making further contributions to our products and strategy in my new role. I am excited about David’s appointment as CEO. I believe David is a strong, dynamic leader, with the drive to lead our organization forward, helping us create long-term value for our customers, employees and shareholders.”
About ChannelAdvisor
ChannelAdvisor (NYSE: ECOM) is a leading provider of cloud-based e-commerce solutions that enable online retailers and manufacturers to integrate, manage and optimize their merchandise sales across hundreds of online channels including Amazon, Google, eBay, Facebook and more. Through automation, analytics and optimization, ChannelAdvisor customers can leverage a single inventory feed to more efficiently list and advertise products online, and connect with shoppers to increase sales. Billions of dollars in merchandise value are driven through ChannelAdvisor’s platform every year, and thousands of customers use ChannelAdvisor’s solutions to help grow their businesses. For more information, visit www.channeladvisor.com.
Investor Relations Contact:
Garo Toomajanian
ICR, LLC
+1 (919) 228 2003
ir@channeladvisor.com
or
Media Contact:
Sarah O’Dea
ChannelAdvisor Corporation
+1 (919) 228-4784
sarah.odea@channeladvisor.com